Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453

Repligen Acquires Atoll GmbH

- Broadens portfolio, expands customer base and increases capabilities in growing pre-packed chromatography column market -

WALTHAM, MA – April 4, 2016 – Repligen Corporation (NASDAQ:RGEN), a life sciences company focused on bioprocessing technology leadership, today announced that it has acquired Atoll GmBH (“Atoll”) of Weingarten, Germany, an innovator and manufacturer of MediaScout® pre-packed chromatography columns used in process development and clinical manufacturing of biologic drugs. The acquisition of Atoll expands Repligen’s pre-packed column chromatography portfolio into high throughput process development screening, complementing the Company’s existing strength in clinical production-scale columns. The combined offering will provide bioprocessing customers with breadth and flexibility in choosing column size, chromatography media and packed bed formats.

Repligen purchased Atoll from UV-Cap GmbH & Co. KG on April 1, 2016 for a combination of $9.1 million in cash and 538,700 shares1 of Repligen common stock, for total upfront consideration of approximately $22.5 million. The agreement also includes a potential payment of €1.0 million, contingent on achieving a predetermined revenue target for the year 2016. The Company expects sales of Atoll products to add approximately $3.0-$3.5 million in revenue for the remaining nine months of 2016, and to be break-even on adjusted EPS, which excludes transaction and integration costs by year-end 2016. The Company expects the acquisition to be EPS accretive, on a GAAP basis, in 2017. Repligen was assisted in this transaction by EC Mergers and Acquisitions, a EuroConsult company.

“Atoll’s MediaScout family of products is a market and technology fit for Repligen that complements our growing OPUS® product line of pre-packed disposable chromatography columns,” said Tony J. Hunt, President and Chief Executive Officer of Repligen. “This acquisition extends our reach into the screening and process development labs where single-use platform technologies are evaluated and adopted. As we look to the future, we see the Weingarten facility as our European commercial and manufacturing center for many of our high-value and flexible solutions for the bioprocessing industry.”

Martin Reuter, Managing Director of Atoll said, “The MediaScout product line has experienced accelerating demand over the last few years. The synergies with Repligen, and OPUS in particular, are clear. We look forward to joining forces to increase the adoption of MediaScout products and drive further adoption of a broader portfolio of pre-packed columns in the bioprocessing market.”

[1]	The number of shares issued was based on a share price $24.97, representing the 10-day weighted average closing price of Repligen stock at market close on March 29, 2016.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value bioprocessing products used to manufacture biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance of Atoll product revenue, customer adoption of the MediaScout and OPUS product lines, future financial performance of Repligen, including the accretive nature of the Atoll acquisition, expected synergies following the acquisition of Atoll, Atoll’s Weingarten facility serving as Repligen’s European commercial and manufacturing center and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to integrate Atoll’s business and personnel and to achieve expected synergies; our ability to maintain or expand Atoll’s historical sales; our ability to accurately forecast the acquisition, related restructuring costs and allocation of the purchase price, goodwill and other intangibles acquisition related and other asset adjustments; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for single-use or disposable bioprocessing products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our volatile stock price; and other risks detailed in Repligen’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com